UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported): March 31, 2006

                          Third Wave Technologies, Inc.

             (Exact Name of Registrant as Specified in Its Charter)

Delaware                               000-31745             39-1791034
--------------------------------------------------------------------------------
(State or Other Jurisdiction          (Commission           (IRS Employer
of Incorporation)                      File Number)          Identification No.)

502 South Rosa Road, Madison, Wisconsin                                53719
----------------------------------------                               ---------
(Address of Principal Executive Offices)                              (Zip Code)

                                 (608) 273-8933
                                 --------------
              (Registrant's Telephone number, including area code)

                                       N/A
                                      -----
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.  Entry into a Material Definitive Agreement.

      On March 31, 2006, Third Wave Technologies Japan, K.K., a Japanese corporation ("Third Wave Japan") and wholly-owned subsidiary of Third Wave Technologies, Inc. (the "Company"), entered into a Series A Preferred Stock and Warrant Purchase Agreement (the "Purchase Agreement") with Mitsubishi Corporation ("Mitsubishi") and CSK Institute for Sustainability, LTD., a wholly owned subsidiary of CSK Holdings ("CSK" and, together with Mitsubishi, the "Investors"). Under the Purchase Agreement, Mitsubishi agreed to invest (Y)480 million (approximately $4.2 million) and CSK agreed to invest (Y)100 million (approximately $800,000) in Third Wave Japan in exchange for convertible, Series A preferred stock of Third Wave Japan and warrants to purchase an additional
(Y)100 million (approximately $800,000) worth of Third Wave Japan common stock. Upon completion of the transactions contemplated under the Purchase Agreement, the Investors will own approximately 17% of Third Wave Japan prior to the exercise of the warrant or 20% after exercise of the warrant. The convertible, Series A preferred stock has an 8% non-cumulative dividend payable as and if declared by the board, a liquidation preference over the common stock, redemption rights, anti-dilution protection, voting rights (on an as-converted basis), and veto rights regarding key matters such as charter amendments, mergers, and liquidation. The Purchase Agreement is subject to certain conditions, and is expected to close before April 15, 2006.

      Upon closing of the Purchase Agreement, the Investors, Third Wave Japan and the Company will be parties to an Investor Rights Agreement (the "Investor Rights Agreement"), pursuant to which the Investors will have certain rights regarding Third Wave Japan including, without limitation, (1) information and inspection rights, (2) preemptive rights and co-sale rights, (3) the right to appoint 1 out of 4 Third Wave Japan directors, and (4) veto power over certain matters including budget approval, payment of dividends, and certain licensing and other transactions involving more than 10% of the fair market value of the total assets of Third Wave Japan. The Investor Rights Agreement will also include restrictions on the transfer of Third Wave Japan capital stock and provide Third Wave Japan and its shareholders a right of first refusal with respect to the sale of any Third Wave Japan shares. Upon a "change of control" of the Company, the Company will have the right to purchase all Third Wave Japan capital stock held by the Investors for the "fair value" of such stock and the warrants will terminate.

      Upon closing of the Purchase Agreement, the Company and Third Wave Japan will also be parties to an agreement providing for, among other things, (1) product supply and favorable pricing for Third Wave Japan, (2) an exclusive license for Third Wave Japan to utilize the Invader technology in Asia-Pacific for human health applications, (3) an agreement that the Company will assign all of its Asia-Pacific-related agreements to Third Wave Japan, (4) intellectual property ownership and cross-licensing provisions relating to new inventions made by Third Wave Japan, and (5) a commitment by the Company to provide certain management services, and technical and customer support, in exchange for a management fee of $500,000 per year for four years.

      A copy of the press release issued by the Company announcing the transactions is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits.

      99.1  Press Release dated April 5, 2006.


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

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has fully caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  THIRD WAVE TECHNOLOGIES, INC.

Date: April 6, 2006               By: /s/ Kevin T. Conroy
                                      ------------------------------------------
                                      Name: Kevin T. Conroy
                                      Title: President & Chief Executive Officer

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                                  EXHIBIT INDEX

Exhibit No.       Description
----------------  --------------------------------------------------------------

     99.1         Press Release dated April 5, 2006.